POWER OF ATTORNEY


To be filed with the United States Securities and Exchange Commission


7   The undersigned, Gail R. Wilensky, of UnitedHealth Group Incorporated,
hereby authorizes and designates Dannette L. Smith, Deputy General Counsel and
\   Secretary, and Forrest G. Burke, Acting General Counsel, to sign on her behalf any Forms 3, 4 or 5 required to be filed with the Securities and Exchange Commission at any date following the date hereof. The undersigned also revokes all previous powers of attorney to sign on her behalf any Forms 3, 4 or 5 as of the date hereof.

This Power of Attorney shall remain in effect until specifically revoked by the undersigned.
           Date: 1+ 3o      2006
                                                    Gail Ft Wilens~)